Stitch Fix Adds Liz Williams, President of Taco Bell International, to Board of Directors

San Francisco, Calif. (Jan. 11, 2019) - Stitch Fix Inc. (NASDAQ: SFIX), the leading online personal styling service, announced that Liz Williams has joined Stitch Fix’s Board of Directors, effective January 10, 2019.

Williams is the president of Taco Bell International, part of Yum! Brands Inc. She is responsible for the brand strategy and performance of the Taco Bell International business, which spans nearly 30 countries. Prior to this international role, Williams served as chief financial officer for Taco Bell. Under her financial leadership, the brand delivered six years of industry-leading sales, profit and brand growth.

“I’m excited to welcome Liz to our Board of Directors,” said Katrina Lake, founder and CEO of Stitch Fix. “She brings a combination of outstanding operational experience and an ability to scale a business globally, while still retaining a consistent brand offering that customers know and love. We are just at the beginning of our international journey as a company and Liz’s insight and expertise will be invaluable.”

Williams is the eighth member of Stitch Fix’s Board of Directors, which is more than sixty percent female. Board members include: Steve Anderson, founder of Baseline Ventures; Bill Gurley, general partner of Benchmark Capital; Marka Hansen, former president of Gap North America and Banana Republic; Kirsten Lynch, chief marketing officer and executive vice president at Vail Resorts, Inc.; Sharon McCollam, former CFO of Best Buy Co. Inc.; Mikkel Svane, founder and CEO of Zendesk and Stitch Fix founder and CEO, Katrina Lake.

“I’ve always been passionate about retail both personally and professionally, and I’m fascinated by the model Katrina and team have created,” said Williams. “Stitch Fix is a service with incredible market fit, and I’m thrilled to be part of this next phase of growth. I look forward to sharing my experiences with the team.”

About Stitch Fix, Inc.
Stitch Fix is reinventing the shopping experience by delivering one-to-one personalization to our clients, through the combination of data science and human judgment. Stitch Fix was founded in 2011 by founder and CEO, Katrina Lake. Since our founding, we’ve helped millions of men, women and kids discover and buy what they love through personalized shipments of apparel, shoes and accessories, hand-selected by Stitch Fix stylists and delivered to our clients’ homes.

Media Contact, Stitch Fix
Suzy Sammons
media@stitchfix.com